UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2026

Twin Vee PowerCats Co.

(Exact name of registrant as specified in its charter)

Nevada	001-40623	27-1417610
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3101 S. US-1

Ft. Pierce, Florida 34982

(Address of principal executive offices)

(772) 429-2525

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	VEEE	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 30, 2026, Twin Vee PowerCats Co. (the “Company”) filed a Certificate of Change with the Nevada Secretary of State (the “Certificate of Change”) to amend its Articles of Incorporation to effect a 1-for-37 reverse stock split of the Company’s authorized shares of common stock, par value $0.001 per share (the “Common Stock”), accompanied by a corresponding decrease in the Company’s issued and outstanding shares of Common Stock (the “Reverse Stock Split”), effective as of 12:01 a.m. Eastern Time on May 4, 2026 (the “Effective Time”), pursuant to Nevada Revised Statutes (“NRS”) 78.207.

On April 10, 2026, the board of directors of the Company (the “Board”) approved the Reverse Stock Split by unanimous written consent. Since the Reverse Stock Split was effectuated pursuant to NRS 78.207 by a proportionate decrease in both the authorized and issued and outstanding shares of the entire class, no stockholder approval of the Reverse Stock Split is required under the NRS. After the Effective Time, it is expected the Common Stock will begin trading under the existing trading symbol “VEEE” on the Nasdaq Capital Market on a reverse split-adjusted basis when the market opens on May 4, 2026. At the Effective Time, every 37 shares of Common Stock issued and outstanding will be automatically converted into one issued and outstanding share of Common Stock, and the total number of shares of Common Stock authorized for issuance under the Articles of Incorporation will be reduced by a corresponding proportion from approximately 19.6 million shares to approximately 0.5 million shares.

In addition, as a result of the Reverse Stock Split, proportionate adjustments will be made to the number of shares of Common Stock underlying the Company’s outstanding equity awards and warrants. The total number of shares of the Company’s preferred stock, par value $0.001 per share, authorized for issuance under the Articles of Incorporation will remain at 10,000,000.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive fractional shares as a result of the Reverse Stock Split will be entitled to have such fractional shares rounded up to the nearest whole share and, as such, any stockholder who otherwise would have held a fractional share after giving effect to the Reverse Stock Split will instead hold one whole share of the post-Reverse Stock Split Common Stock after giving effect to the Reverse Stock Split. No cash or other consideration will be paid in connection with any fractional shares that would otherwise have resulted from the Reverse Stock Split. Banks, brokers or other nominees are instructed to effect the Reverse Stock Split for their beneficial holders holding shares of our Common Stock in “street name”; however, these banks, brokers or other nominees may apply their own specific procedures for processing the Reverse Stock Split. Equiniti Trust Company LLC, the Company’s transfer agent, is acting as the exchange agent for the Reverse Stock Split and will provide instructions to stockholders of record regarding the process for exchanging shares.

The foregoing description of the Certificate of Change is qualified in its entirety by reference to the Certificate of Change, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

On April 30, 2026, the Company issued a press release announcing the Reverse Stock Split. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
3.1	Certificate of Change filed with the Secretary of State of the State of Nevada on April 30, 2026
99.1	Press Release dated April 30, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2026	TWIN VEE POWERCATS CO. (Registrant)

	By:	/s/ Joseph Visconti
	Name:	Joseph Visconti
	Title:	Chief Executive Officer, Interim Chief Financial Officer and President